Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this registration statement on Form S-1 (File No. 333-297891) of Agassi Sports Entertainment Corp. (the “Company”) our report dated March 31, 2026, relating to the audit of the financial statements the Company as of December 31, 2025 and 2024, and for the years ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Houston, Texas

August 10, 2026